Registration No. 333-
As filed with the United States Securities and Exchange Commission on March 17, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

TECHTEAM GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	38-2774613
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

27335 West 11 Mile Road
Southfield, Michigan	48033
(Address of principal executive offices)	(Zip Code)
Gary J. Cotshott Non-Qualified Stock Option Plan
Margaret M. Loebl Non-Qualified Stock Option Plan
(Full title of the plan)

Michael A. Sosin	Copy to:
Vice President, General Counsel and Secretary	Todd B. Pfister, Esq.
TechTeam Global, Inc.	Foley & Lardner LLP
27335 West 11 Mile Road	321 North Clark Street
Southfield, Michigan 48034	Suite 2800
(248) 357-2866	Chicago, Illinois 60610-4764
(Name, address and telephone number,	(312) 832-4500
including area code, of agent for service)

      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum
Securities to be	to be	Offering Price	Aggregate Offering	Amount of
Registered	Registered	Per Share	Price	Registration Fee
Common Stock, $.01 par value	450,000 shares	$7.62 (1)	$3,429,000 (1)	$191.33

(1)	Estimated pursuant to Rule 457(h) under the Securities Act of 1933 based upon an exercise price of $7.99 per share for up to 300,000 shares of Common Stock and an exercise price of $6.89 per share for up to 150,000 shares of Common Stock.
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or sold pursuant to the employee benefit plans described herein as a result of stock splits, stock dividends or similar transactions.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement on Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The following documents filed with the Commission by TechTeam Global, Inc. (the “Company” or the “Registrant”) are hereby incorporated herein by reference:
          1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.
          2. The description of the common stock being offered contained in the Registration Statement on Form 8-A filed by the Company with the Securities and Exchange Commission on or about October 7, 1987, which incorporated such information by reference from the Company’s Amendment No. 2 to Registration Statement, File No. 33-9524-LA, filed January 21, 1987.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
          Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
          The legality of the issuance of the common stock being registered hereby has been passed upon for the Company by Michael A. Sosin, Vice President, Secretary and General

Counsel of the Company. As of March 11, 2009, Mr. Sosin beneficially owned 12,055 shares of the Company’s common stock and held options to purchase 30,000 shares of the Company’s common stock.
Item 6. Indemnification of Directors and Officers.
          Pursuant to Delaware law and the Company’s Bylaws, as Amended and Restated on February 13, 2006 (“Bylaws”), the Company is required to indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving, at the Company’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by such person in connection with the defense or settlement of such action; provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. Indemnification shall not be made for any claim except to the extent that the adjudicating court (or the court in which the action was brought) determines that, despite the adjudication of liability, such person is entitled to indemnification for the expenses as the court deems proper.
          The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (1) by a majority vote of a quorum of disinterested members of the board of directors, (2) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (3) by the stockholders. The Company’s Bylaws also provide for mandatory indemnification of any director, officer, employee or agent against expenses to the extent such person has been successful in any proceeding covered by Delaware statute. In addition, the Bylaws also permit the Company to pay expenses incurred by an officer or director in defending an action, suit or proceeding for which indemnification may be made in advance of its final disposition upon receipt of an undertaking by or on behalf of the officer or director to repay the expenses if it is ultimately determined that the person is not entitled to be indemnified. Delaware law and the Company’s Bylaws provide that indemnification and advancement of expenses set forth above shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
          The Company’s Bylaws provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under indemnification provisions of the Company’s Bylaws.
          The Company maintains a policy of directors and officers liability insurance.
          The indemnification provisions contained in the Company’s Bylaws are expressly permitted by Section 145 of the Delaware Corporation Law.

Item 7. Exemption from Registration Claimed.
          Not applicable.
Item 8. Exhibits.
          The exhibits filed herewith or incorporated herein by reference are set forth in the attached Exhibit Index.
Item 9. Undertakings.
          (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and
          (iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.
          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on this 17th day of March, 2009.

TECHTEAM GLOBAL, INC.
By:	/s/ Gary J. Cotshott
Gary J. Cotshott
Chairman of the Board, President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Michael A. Sosin his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Gary J. Cotshott Gary J. Cotshott	Chairman of the Board, President, Chief Executive Officer (Principal Executive Officer)	March 17, 2009

/s/ Margaret M. Loebl Margaret M. Loebl	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	March 17, 2009

/s/ Charles Frumberg Charles Frumberg	Director	March 17, 2009

Signature	Title	Date

/s/ Seth W. Hamot	Director	March 17, 2009
Seth W. Hamot

/s/ Kent Heyman Kent Heyman	Director	March 17, 2009

/s/ John P. Jumper General John P. Jumper (USAF Ret.)	Director	March 17, 2009

/s/ James A. Lynch James A. Lynch	Director	March 17, 2009

/s/ Alok Mohan Alok Mohan	Director	March 17, 2009

/s/ James G. Roche James G. Roche, DBA	Director	March 17, 2009

/s/ Andrew R. Siegel Andrew R. Siegel	Director	March 17, 2009

/s/ Richard R. Widgren Richard R. Widgren	Director	March 17, 2009

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

(4.1)	Certificate of Incorporation of TechTeam Global, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Report on Form 10-K filed March 18, 2003 (File No. 0-16284)).

(4.2)	Certificate of Amendment dated November 27, 1987 to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Report on Form 10-K filed March 18, 2003 (File No. 0-16284)).

(4.3)	Certificate of Amendment dated May 8, 2002 to the Company’s Certificate of Incorporation (incorporated by reference to Exhibit 3.3 to the Company’s Report on Form 10-K filed March 18, 2003 (File No. 0-16284)).

(4.4)	TechTeam Global, Inc. Option Agreement, effective as of February 11, 2008, by and between TechTeam Global, Inc. and Gary J. Cotshott (incorporated by reference to Exhibit 3.3 to the Company’s Report on Form 10-K filed March 16, 2009).

(4.5)	Employment and Noncompetition Agreement, effective as of February 11, 2008, by and between TechTeam Global, Inc. and Gary J. Cotshott (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed February 14, 2008 (File No. 0-16284)).

(4.6)	TechTeam Global, Inc. Option Agreement, effective as of October 7, 2008, between TechTeam Global, Inc. and Margaret M. Loebl(incorporated by reference to Exhibit 3.3 to the Company’s Report on Form 10-K filed March 16, 2009).

(4.7)	Employment and Noncompetition Agreement, effective as of October 7, 2008, by and between TechTeam Global, Inc. and Margaret M. Loebl (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed October 7, 2008 (File No. 0-16284)).

(4.8)	TechTeam Global, Inc. 2006 Incentive Stock and Awards Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement for the 2006 Annual General Meeting of Shareholders filed on Schedule 14A on March 29, 2007 (File No. 0-16284)).

(5.1)	Opinion of Michael A. Sosin, Vice President, General Counsel and Secretary of TechTeam Global, Inc.

(23.1)	Consent of Ernst & Young LLP.

(23.2)	Consent of Michael A. Sosin, Vice President, General Counsel and Secretary of TechTeam Global, Inc. (included in Exhibit 5.1).

(24)	Powers of Attorney (included on the signature page to this Registration Statement).

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